Exhibit 4.1

SUMMIT WIRELESS TECHNOLOGIES, INC.

AMENDMENT TO COMMON STOCK PURCHASE WARRANT

THIS AMENDMENT TO COMMON STOCK PURCHASE WARRANT OF SUMMIT WIRELESS TECHOLNOGIES, INC. (“Warrant Amendment”) is dated November __, 2020 (“Effective Date”). All share amounts and references to the Exercise Price in this Warrant Amendment give effect to a 1-for-20 reverse stock split of the Company’s shares of Common Stock, which was effective on April 9, 2020. All initially capitalized terms not otherwise defined herein shall have the meanings given to those terms in the Original Warrant (defined hereafter).

WHEREAS, Summit Wireless Technologies, Inc. (the “Company”) issued to _______________________________ (the “Holder”) a common stock purchase warrant, with an original issue date of May 5, 2020, a copy of which is annexed hereto as Exhibit A (the “Original Warrant”), to purchase up to _____ shares of the Company’s Common Stock (the “Warrant Shares”); and

WHEREAS, pursuant to the terms and conditions of a Settlement Agreement and Release between the Company and the Holder, dated November ___, 2020 (the “Settlement Agreement”), the Company has agreed to amend the Original Warrant in connection with the settlement of certain disputes among the Company, the Holder and certain other holders of similar warrants of the Company, and in consideration for the Holder’s releasing the Company from certain claims, all as more specifically provided in the Settlement Agreement;

NOW THEREFORE, in consideration for the mutual promises contained herein, and for the good and valuable consideration recited herein, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holder herby agree to amend the Original Warrant as follows:

1.                  Increase in the Number of Warrant Shares. As of the date of this Amendment, the number of Warrant Shares available for exercise under the Original Warrant shall be increased from _____ shares of Common Stock to _____ shares of Common Stock. Thereafter the number of Warrant Shares shall be subject to all applicable adjustments as provided under the provisions of the Original Warrant, as amended.

2.                  Reduction in the Exercise Price. As of the date of this Amendment, the Exercise Price of the Original Warrant is reduced to $2.55 per share. Thereafter the Exercise Price shall be subject to all applicable adjustments as provided under the provisions of the Original Warrant, as amended.

3.                  Registration Rights. The additional ______ Warrant Shares becoming available for exercise pursuant to the Original Warrant, as amended, shall be entitled to the registration rights provided pursuant to the terms and conditions of the Registration Rights Agreement (as such term is defined in the Settlement Agreement).

4.                  Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Original Warrant, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in the Original Warrant to “this Warrant”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Original Warrant shall mean the Original Warrant as amended by this Amendment. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Warrant and this Amendment, the provisions of this Amendment shall control and be binding.

5.                  Counterparts. This Warrant Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this Warrant Amendment to be executed as of the date first written above by its officer thereunto duly authorized.

SUMMIT WIRELESS TECHNOLOGIES, INC.

By:
Name: Brett Moyer
Title: Chief Executive Officer

Acknowledged and Accepted as of the date first written above:

Name of Holder

By:
Name:
Title:

[Signature Page to Summit Warrant Amendment]

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